UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

Fly-E Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42122	92-0981080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

136-40 39th Avenue Flushing, New York	11354
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (929) 410-2770

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	FLYE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth below in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Ruifeng (Steven) Guo as Chief Financial Officer and Director

On November 6, 2024, Mr. Ruifeng (Steven) Guo, the Chief Financial Officer and a director of the board of the directors (the “Board”) of Fly-E Group, Inc. (the “Company”), tendered his resignation as Chief Financial Officer and director of the Company, effective November 6, 2024. Mr. Guo’s resignation was not a result of any disagreement with the Company on any matter relating to its accounting, operations, policies or practices.

Appointment of Shiwen Feng as Chief Financial Officer and Director

On November 6, 2024, the Board appointed Ms. Shiwen Feng as the Company’s Chief Financial Officer and a director to fill the vacancies created by the resignation of Mr. Guo, effective November 7, 2024.

Ms. Shiwen Feng, 28, is an experienced financial professional with a background in corporate finance, corporate tax management, and project oversight. From October 2021 to October 2024, Ms. Feng served as the manager at PJMG LLC, a consulting services company, where she was responsible for overseeing financial planning, managing corporate structuring, and ensuring compliance with financial regulations. Prior to that, from September 2019 to July 2021, Shiwen Feng worked at DGLG Accounting & Tax LLC, an accounting and financial consulting company, first as a staff member assisting with corporate formations, tax compliance, and payroll management, and later as a manager, focusing on financial reporting, monthly bookkeeping, and corporate tax filings. She earned her Master’s degree in Accounting from the Frank G. Zarb School of Business at Hofstra University in 2020 and her Bachelor’s degree in Accounting from Henan University in China in 2019.

There are no family relationships between Ms. Feng and any director or executive officer of the Company. To the knowledge of the Company, there is no understanding or arrangement between Ms. Feng and any other person pursuant to which she was appointed as the Company’s Chief Financial Officer and a member of the Board. Additionally, there have been no transactions in the past two years to which the Company or any of its subsidiaries or affiliates was or is to be a party, in which Ms. Feng had, or will have, a direct or indirect material interest, and none are currently proposed that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Feng has entered into an employment agreement with the Company, dated November 7, 2024. The employment agreement provides that Ms. Feng will serve as the Chief Financial Officer of the Company, subject to a three-month probation period. During the probation period, she will receive a monthly base salary of $5,000, which will increase to $6,667 after the period ends. She will also be entitled to reimbursement for authorized and reasonable expenses. The agreement allows for at-will termination by either party, provided, however, a minimum of two weeks' advance written notice is required in the event of resignation by Ms. Feng. If Ms. Feng’s employment is terminated due to death or disability, she or her estate will receive salary and benefits through the termination date. The Company may terminate the agreement for cause, releasing it from all further obligations except for accrued salary and benefits through the termination date. “Cause” includes failure or neglect by Ms. Feng to perform duties, disobedience to orders, misconduct such as misappropriation of funds, personal profit from Company transactions, misrepresentation, legal violations, acts involving moral turpitude or unethical conduct, disloyalty including aiding a competitor, failure to devote full-time efforts to the Company, not working exclusively for the Company, non-cooperation in investigations, breaches of the employment agreement or the Company rules, and any other act of misconduct or omission. The agreement includes covenants for non-disclosure, non-solicitation, and non-competition. For two years post-termination, Ms. Feng agrees not to solicit the Company’s customers or engage in competing business activities within New York State. Ms. Feng will not receive any additional compensation as a director in addition to her compensation as the Chief Financial Officer of the Company.

The foregoing summary of the employment agreement is a summary only and is qualified in its entirety by reference to the terms and provisions of the employment agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Employment Agreement dated November 7, 2024 by and between the Company and Shiwen Feng.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLY-E GROUP, INC.

Date: November 8, 2024	By:	/s/ Zhou Ou
	Name:	Zhou Ou
	Title:	Chief Executive Officer

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